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                                                                   Exhibit 99.1


LAMSON & SESSIONS
_____________

NEWS RELEASE
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25701 Science Park Drive
Cleveland, Ohio 44122


FOR IMMEDIATE RELEASE

LAMSON & SESSIONS ACQUIRES AMERIDUCT WORLDWIDE, INC.

         o CONTINUES TO INCREASE PRESENCE AND STRENGTHEN MARKET SHARE IN FAST-GROWING TELECOMMUNICATIONS INFRASTRUCTURE MARKET
         o EXPANDS CAPACITY AND NATIONAL DISTRIBUTION FOR FIBER OPTIC CONDUIT SYSTEMS
         o BANK CREDIT LINES EXPANDED TO $194 MILLION TO FACILITATE GROWTH OPPORTUNITIES


         CLEVELAND, Ohio December 7, 2000 -- Lamson & Sessions (NYSE:LMS) has signed a definitive agreement to purchase all of the stock of Ameriduct Worldwide, Inc., a privately owned manufacturer of fiber optic conduit systems, headquartered in Fort Myers, Florida.

         "This transaction continues a series of actions we have taken to increase our presence in the fast-growing telecommunications infrastructure market," said John B. Schulze, Chairman, President and Chief Executive Officer of Lamson & Sessions. "The addition of Ameriduct is another milestone for us in gaining market leadership and meeting our growth goals."

         "Ameriduct will be a highly complementary extension of our Carlon business unit and recently acquired Pyramid Industries, which collectively offer a broad range of custom fiber optic conduit systems," Schulze added. "Ameriduct presents an exciting opportunity for Lamson as we anticipate its sales will continue to grow at double-digit rates into the foreseeable future."

         Under the terms of the deal, Lamson will pay $54 million cash and assume about $11 million in debt, which brings the total price of the deal to $65 million.

         In 2000, Ameriduct is on pace to achieve approximately $48 million in sales related to high-density polyethylene (HDPE) conduit systems. While Ameriduct will be integrated into Lamson, the transaction is not expected to result in any significant changes to operations and should be mildly accretive to Lamson's diluted earnings per share in 2001.


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         Ameriduct, which employs approximately 110 people, has new manufacturing plants in Georgia and Missouri in addition to a distribution center in Florida. In addition, Lamson's acquisition, earlier this year, of Pyramid Industries, Inc., added plants in Pennsylvania and Arkansas which also manufacture custom fiber optic conduit systems. Both of the acquisitions complement the investment in HDPE extrusion capacity, which Lamson has made this year in its Florida, Texas and California plants.

         Lamson & Sessions is recognized as the national leader in marketing and manufacturing non-metallic extruded and molded products for the electrical market. With the addition of Ameriduct, Lamson will now have a similar position in the telecommunications infrastructure market, which offers very attractive growth opportunities for Lamson's broad line of non-metallic products. Ameriduct brings a significant number of new customers to Lamson as well as a discrete market channel, which will complement Lamson's existing distribution network. Both companies' focus on the customer and emphasis on service will likely generate a variety of synergies.

         Lamson also announced that it has increased its credit lines to $194 million with a ten-bank consortium led by Harris Trust of Chicago. The amended agreement provides for $145.5 million in revolving credit and $48.5 million in term debt while maintaining the existing maturity of August 2005. Pricing of the amended financing is LIBOR-based plus a spread ranging from 1.125 percent to
1.875 percent depending on the Company's performance. This revised agreement amends an existing $125 million revolving credit agreement.

         "We are very pleased to receive the strong support of our bank group in this current period of credit tightening in the banking market." said James J. Abel, Executive Vice President and Chief Financial Officer.

         With the completion of this transaction, Lamson's total debt-to-equity ratio will rise to 1.6 to 1 with debt-to-market capitalization reaching about 1 to 1. "We believe that our earnings performance and improving operating cash flow will support this increased leverage," added Mr. Abel.

         This transaction has received the appropriate regulatory reviews and is expected to close by the end of the year.


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         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, and (iv) a reversal in the country's general pattern of economic improvement affecting the markets for the Company's products.


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FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557